To be effective December 27, 2004

FILED # C5874-00

DEC 17 2004

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

RESTATED ARTICLES OF INCORPORATION

STATE OF NEVADA
Secretary of State
(Pursuant to NRS 78.390 and 78.403)

The undersigned hereby adopts as its chartering document these Restated Articles of Incorporation.

ARTICLE I. NAME

The name of the corporation is: **AQUA SOCIETY, INC.**

ARTICLE II. CAPITAL STOCK

The total number of shares that this corporation is authorized to issue is Three Hundred Million (300,000,000) shares of Common Stock having a par value of $0.001 per share

ARTICLE III.

The purpose of the corporation shall be general business and any legal activity.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 62.1 %

OFFICER'S SIGNATURE

The undersigned, President of the corporation, for the purpose of restating the Articles of Incorporation for Aqua Society, Inc., hereby makes, files and records these Restated Articles of Incorporation and certifies that it is the act and deed of the corporation and that the facts stated herein are true.

ACHIM STAMM,
PRESIDENT